Exhibit 99.1

CONTACTS:

Investor Relations:	Media Relations:
Carole Curtin	Bob Meldrum
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com
303-566-1000	303-566-1354

Time Warner Telecom Reports Solid Quarterly Results

Fueled by 33% Data and Internet Growth and

18% Enterprise Revenue Growth Year over Year

LITTLETON, Colo. – August 1, 2005 – Time Warner Telecom Inc. (NASDAQ: TWTC), a leading provider of managed voice and data networking solutions for business customers, today announced its second quarter 2005 financial results, including $174.8 million in revenue, $58.1 million in Modified EBITDA1 (“M-EBITDA”) and a net loss of $27.2 million.

“We demonstrated overall revenue growth with healthy margins for the quarter, driven by accelerated growth in our enterprise business,” said Larissa Herda, Time Warner Telecom’s Chairman, CEO and President. “Our results were achieved through focused sales and marketing efforts along with an innovative and diverse set of products that leverage our fiber connected buildings and network infrastructure. This is another consecutive quarter of total revenue growth as we continued to experience strong trends in the business with more customers utilizing Time Warner Telecom to deliver data and network solutions that improve their business efficiencies.”

Highlights for the Quarter

For the quarter ending June 30, 2005, the Company –

•	Grew total revenue $12 million year over year, an increase of 7%, and $3.2 million sequentially, an increase of 2%

•	Grew enterprise revenue $14.6 million year over year, an increase of 18%. Grew enterprise revenue by $4.8 million sequentially, an increase of 5% for the quarter, as compared to $2.5 million sequential growth in the first quarter of 2005, an increase of 3%

•	Grew data and Internet revenue $10.0 million year over year, an increase of 33%. Grew data and Internet revenue by $3.2 million sequentially, an increase of 9% for the quarter, as compared to $1.9 million sequential growth in the first quarter of 2005, an increase of 6%

•	Carrier revenue remained relatively flat year over year, and decreased 2% from the first quarter, due to fluctuations in dispute resolutions and contract settlements. The Company executed a key strategic carrier agreement with its largest customer

•	Produced M-EBITDA of $58.1 million, 62% gross margin and 33% M-EBITDA margin

•	Grew buildings served directly by the Company’s fiber network by 20% to 5,501 and increased customers by 15%, year over year, reflecting strong enterprise growth

Sequential Results –Second Quarter 2005 compared to First Quarter 2005

Revenue

Revenue for the quarter was $174.8 million, as compared to $171.6 million for the first quarter of 2005, an increase of $3.2 million sequentially. The primary components of the change included:

•	$4.8 million increase in revenue from enterprise customers, primarily from the sale of data and Internet services

•	$1.3 million decrease in carrier revenue, primarily due to fluctuations in dispute resolutions and contract settlements

By product line, the percentage change in revenue for the second quarter over the first quarter was as follows:

•	9% increase for data and Internet services due to success with Ethernet and IP-based product sales

•	1% increase in switched services primarily due to growth in bundled voice products

•	1% decrease in dedicated transport services, primarily due to ordinary fluctuations in carrier revenue, partially offset by increased enterprise revenue

Disconnects improved for the second quarter resulting in a loss of $1.8 million of monthly revenue for the current quarter, as compared to $2.3 million in the first quarter of 2005 and $2.9 million for the second quarter of 2004.

M-EBITDA and Margins

M-EBITDA for the quarter was $58.1 million versus $60.0 million for the first quarter of 2005. The change primarily reflects $4 million of favorable tax resolutions in the first quarter that did not recur in the current quarter, partially offset by higher revenue in the second quarter. M-EBITDA margin was 33% for the quarter as compared to 35% reported in the first quarter. After excluding the favorable impacts of the tax resolutions in the first quarter, these margins were consistent. Gross margin in the second quarter of 2005 was 62% as compared to 61% for the first quarter, reflecting the impact of revenue growth in the quarter combined with a slight decrease in operating costs. The Company utilizes a fully burdened gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations.

Net Loss

The Company’s net loss narrowed to $27.2 million, a loss of $.23 per share for the quarter, compared to a net loss of $35.2 million, a loss of $.30 per share for the first quarter of 2005. The decrease in the net loss primarily reflects a decrease in interest expense related to financing activities which occurred in the first quarter.

Year over Year Results –Second Quarter 2005 compared to Second Quarter 2004

Revenue

Quarterly revenue was $174.8 million for the current quarter as compared to $162.8 million for the second quarter of 2004, an increase of $12.0 million. The primary components of the change included:

•	$14.6 million increase in revenue from enterprise customers, primarily from the sale of data and Internet services

•	$.3 million decrease from carriers

•	$1.0 million decrease from related parties, primarily due to a decrease in transport services being purchased by their Internet-related businesses

•	$1.3 million decrease in intercarrier compensation due to reduced minutes of use and rate reductions

By product line, the percentage change in revenue year over year was as follows:

•	33% increase for data and Internet services due to success with Ethernet and IP-based product sales

•	4% increase for switched services, primarily due to growth in bundled voice products

•	2% increase for dedicated transport services, primarily due to increased enterprise revenue

M-EBITDA and Margins

M-EBITDA for the quarter was $58.1 million versus $55.2 million in the same period last year, reflecting an increase of $2.9 million. The increase reflects higher sales, partially offset by increased operating and selling, general and administrative costs. Selling, general and administrative costs included among other things, higher compensation costs related to the accelerated growth in the enterprise business. M-EBITDA margin was 33% for the quarter as compared to 34% for the same quarter last year.

Gross margin was 62% for the current quarter. This compared to 61% for the same period last year, reflecting strong year over year growth in revenue, which outpaced the growth in operating costs.

Net Loss

The Company’s net loss was $27.2 million, a loss of $.23 per share, for the current quarter, the same as the net loss for the second quarter of 2004.

Other Operating Highlights

Capital Expenditures

Capital expenditures were $42.5 million for the quarter. This compares to $39.3 million for the first quarter of 2005 and $44.0 million for the second quarter of 2004. For 2005, the Company expects capital expenditures to be approximately $175 million, which includes the cost of continued expansion of its network, products and systems.

The Company has several long-term government related projects which will be fully paid upon completion but will be recognized into revenue over the life of the service agreements, which range from 12 to 25 years. Approximately 6% of capital expenditures for the first six months of 2005, and 8% for the second quarter, relate to these projects. During the quarter, the Company billed $8 million related to the contracts resulting in an increase in receivables and long term deferred revenue.

Other Revenue Items

During the current quarter the Company negotiated a significant customer agreement with AT&T, its largest customer for carrier related services. This agreement enhances the predictability and stability of revenue from this customer through extension of an existing revenue commitment.

“Our focus on revenue growth, capital efficiency and return on investment, have resulted in three consecutive quarters of overall revenue growth and 18% year over year growth in our enterprise business,” said Mark Peters, Time Warner Telecom’s Senior Vice President and Chief Financial Officer. “Our strong business trends contributed to our 14th consecutive quarter of un-levered free cash flow 2.”

Summary

“We had another strong quarter,” said Herda. “Our customers see the value of our solutions and strong operational execution. We are focused on driving long term growth through continued execution and delivery of our broad portfolio of products.”

Time Warner Telecom Inc. plans to conduct a webcast conference call to discuss its earnings results on August 2 at 9:00 a.m. MDT (11:00 a.m. EDT). To access the webcast and the financial and statistical information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

(1)	The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA) is defined as net income or loss before depreciation, amortization, accretion, asset impairment charge, interest expense, interest income, investment gains and losses, income tax expense and cumulative effect of change in accounting principle. (See a discussion below of Modified EBITDA under “Financial Measures”.)

(2)	The Company defines un-levered free cash flow as Modified EBITDA less capital expenditures.

Financial Measures

The Company provides financial measures using generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements. Modified EBITDA is reconciled to Net Loss, the most comparable GAAP measure to Modified EBITDA, within the Consolidated Operating Highlights. In addition, management uses un-levered free cash flow, which measures the ability of M-EBITDA to cover capital expenditures.

Due to the significant positive impact in 2003 and 2004 of the Company’s settlement with WorldCom, Inc. (now MCI Inc.), the Company has presented its selected operating statistics both as reported and net of the settlements as well as a reconciliation between the two, in order to assist in understanding the impact of the settlement and the Company’s performance during the quarter net of the impact of that event.

Forward Looking Statements

The statements in this press release concerning the outlook for 2005 and beyond, including expansion plans, revenue trends, growth prospects, and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks summarized in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its 2004 Annual Report on Form 10-K and the risks set forth in the material posted at www.twtelecom.com under “Investor Relations” for the Company’s second quarter 2005 webcast. Time Warner Telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Time Warner Telecom Inc.

Time Warner Telecom Inc., headquartered in Littleton, Colo., is a leading provider of managed network solutions to a wide array of businesses and organizations throughout the U.S. that require telecommunications intensive services. One of the country’s premier competitive telecom carriers, Time Warner Telecom integrates data, dedicated Internet access, and local and long distance voice services for long distance carriers, wireless communications companies, incumbent local exchange carriers, and such enterprise organizations doing business in healthcare, finance, higher education, manufacturing and hospitality industries as well as for federal, state and local government entities. Please visit www.twtelecom.com for more information.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	6/30/05	3/31/05	Growth %
Revenue
Dedicated transport services	$85,165	$85,648	-1%
Switched services	40,957	40,450	1%
Data and Internet services	39,919	36,696	9%

	166,041	162,794	2%
Intercarrier compensation (2)	8,736	8,780	-1%

Total Revenue	174,777	171,574	2%

Expenses
Operating costs	66,717	66,807	0%

Gross Margin	108,060	104,767	3%
Selling, general and administrative	49,913	44,779	11%

Modified EBITDA	58,147	59,988	-3%

Depreciation, amortization and accretion	58,672	58,006

Operating Income (Loss)	(525)	1,982
Interest expense	(29,453)	(39,797)
Interest income	2,855	2,721

Net loss before income taxes	(27,123)	(35,094)
Income tax expense	75	75

Net Loss	($27,198)	($35,169)

Capital Expenditures	$42,468	$39,330	8%

Gross Margin	62%	61%

Modified EBITDA Margin	33%	35%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Intercarrier Compensation includes switched access and reciprocal compensation.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004	Growth %	2005	2004	Growth%
Revenue
Dedicated transport services	$85,165	$83,552	2%	$170,813	$167,712	2%
Switched services	40,957	39,321	4%	81,407	77,434	5%
Data and Internet services	39,919	29,908	33%	76,615	58,332	31%

	166,041	152,781	9%	328,835	303,478	8%
Intercarrier compensation (2)	8,736	10,045	-13%	17,516	20,997	-17%

	174,777	162,826	7%	346,351	324,475	7%

Expenses
Operating costs	66,717	64,221	4%	133,524	128,538	4%

Gross Margin	108,060	98,605	10%	212,827	195,937	9%
Selling, general and administrative	49,913	43,381	15%	94,692	88,693	7%

Modified EBITDA	58,147	55,224	5%	118,135	107,244	10%

Depreciation, amortization and accretion	58,672	54,590		116,678	111,403

Operating Income (Loss)	(525)	634		1,457	(4,159)
Interest expense	(29,453)	(28,811)		(69,250)	(64,633)
Interest income	2,855	1,224		5,576	2,543
Investment gains	—	20		—	710

Net loss before income taxes	(27,123)	(26,933)		(62,217)	(65,539)
Income tax expense	75	225		150	450

Net Loss	($27,198)	($27,158)		($62,367)	($65,989)

Capital Expenditures	$42,468	$44,023	-4%	$81,798	$75,571	8%

Gross Margin	62%	61%		61%	60%

Modified EBITDA Margin	33%	34%		34%	33%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Intercarrier Compensation includes switched access and reciprocal compensation.

Time Warner Telecom Inc.

Highlights of Results Per Share

Unaudited (1)

	Three Months Ended
	6/30/05	3/31/05	6/30/04
Weighted Average Shares Outstanding (thousands)
Basic and Diluted	116,131	115,871	115,673

Basic and Diluted Loss per Common Share
As Reported	($0.23)	($0.30)	($0.23)

	As of
	6/30/05	3/31/05	6/30/04
Common shares (thousands)
Actual Shares Outstanding	116,167	116,079	115,671

Options (thousands)
Options Outstanding	19,269	19,468	19,249

Options Exercisable	13,277	12,912	11,560

Options Exercisable and In-the-Money	2,476	2,160	1,574

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	June 30, 2005	March 31, 2005
ASSETS
Cash and equivalents, and short-term investments	$382,384	$373,176
Receivables	64,652	51,853
Less: allowance	(10,987)	(10,885)

Net receivables	53,665	40,968
Other current assets	26,668	25,826
Property, plant and equipment	2,412,340	2,374,956
Less: accumulated depreciation	(1,144,053)	(1,090,548)

Net property, plant and equipment	1,268,287	1,284,408
Other Assets	99,862	100,824

Total	$1,830,866	$1,825,202

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$33,309	$34,673
Deferred revenue	20,261	19,967
Accrued taxes, franchise and other fees	64,975	64,653
Accrued interest	42,929	18,246
Accrued payroll and benefits	29,192	21,197
Current portion of debt and lease obligations	2,385	2,369
Other current liabilities	66,134	73,510

Total current liabilities	259,185	234,615

Long-Term Debt and Capital Lease Obligations
Floating rate Senior secured notes, due 2/15/2011	240,000	240,000
9.25% Senior unsecured notes, due 2/15/2014	400,479	400,493
9.75% Senior unsecured notes, due 7/15/2008	200,000	200,000
10.125% Senior unsecured notes, due 2/1/2011	400,000	400,000
Capital lease obligations	11,258	11,843
Less: current portion	(2,385)	(2,369)

Total long-term debt and capital lease obligations	1,249,352	1,249,967
Deferred Revenue	8,260	—
Other Long-Term Liabilities	7,849	7,671

Stockholders’ Equity	306,220	332,949

Total	$1,830,866	$1,825,202

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Quarter Ended
	2004				2005
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30
Operating Metrics:
Route Miles
Metro	11,998	12,247	12,453	12,375	12,835	13,053
Regional	6,694	6,694	6,694	6,794	7,015	7,015

Total	18,692	18,941	19,147	19,169	19,850	20,068

Fiber Miles
Metro	626,873	637,081	646,849	642,298	653,506	662,156
Regional	273,963	273,963	273,963	275,163	275,186	275,186

Total	900,836	911,044	920,812	917,461	928,692	937,342

Buildings (2)
On-net	4,350	4,576	4,839	5,074	5,281	5,501
Type II	12,502	13,114	13,895	14,139	14,576	15,057

Total	16,852	17,690	18,734	19,213	19,857	20,558

Networks
Class 5 Switches	41	41	40	39	39	39
Soft Switches	12	12	12	13	20	26

Headcount
Total Headcount	1,982	1,971	1,990	1,986	2,019	2,029
Sales Associates (3)	305	310	323	314	317	312

Customers	9,209	9,632	9,982	10,396	10,740	11,088

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Buildings “On-net” represents customer locations to which the Company's fiber network is directly connected. Type II buildings are carried on the Company's fiber network, including the Company's switch for switched services, with a leased service from the Company's distribution ring to the customer location.

(3)	Includes Sales Account Executives and Customer Care Specialists.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	2004						2005
	Mar. 31 (Note 2)			Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30
Financial Metrics: (1), (2)	As Reported	MCI Settlement	Net of Settlement	As Reported	As Reported	As Reported	As Reported	As Reported
Revenue ($000)
Dedicated transport services	$84,160	$1,661	$82,499	$83,552	$81,175	$83,690	$85,648	$85,165
Switched services	38,113	(25)	38,138	39,321	39,418	41,053	40,450	40,957
Data and Internet services	28,424	675	27,749	29,908	31,708	34,765	36,696	39,919

Subtotal	150,697	2,311	148,386	152,781	152,301	159,508	162,794	166,041
Intercarrier Compensation	10,952	—	10,952	10,045	8,287	8,516	8,780	8,736

Total Revenue	$161,649	$2,311	$159,338	$162,826	$160,588	$168,024	$171,574	$174,777
Operating Costs	64,317	—	64,317	64,221	65,550	67,197	66,807	66,717
Selling, general and administrative	45,312	(400)	45,712	43,381	43,432	46,192	44,779	49,913

Modified EBITDA (2)	$52,020	$2,711	$49,309	$55,224	$51,606	$54,635	$59,988	$58,147

Capital Expenditures ($000)	$31,548	—	$31,548	$44,023	$46,880	$49,382	$39,330	$42,468

Gross Margin (3)	60%	n/a	60%	61%	59%	60%	61%	62%
Modified EBITDA Margin	32%	n/a	31%	34%	32%	33%	35%	33%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	The Company separately presents Modified EBITDA, gross margin and Modified EBITDA margin without MCI settlements to help enhance comparability of these measures between periods.

(3)	The Company utilizes a fully burdened gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations.